Exhibit 99.1

FOR IMMEDIATE RELEASE

QTS Realty Trust, Inc. Appoints Wayne Rehberger to Board of Directors

OVERLAND PARK, Kan., March 13, 2019 — QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS), a leading provider of hybrid colocation and mega scale data center solutions, today announced the appointment of Wayne Rehberger to its Board of Directors as a new independent director, effective immediately. With Mr. Rehberger’s appointment, QTS’ Board of Directors now comprises ten directors, nine of whom are independent, underscoring QTS’ commitment to regular Board refreshment and independence.

Wayne Rehberger has over 35 years of diversified financial, operational and sales management experience.  Most recently from 2015 through January 2019, Mr. Rehberger served as Senior Vice President and Chief Financial Officer at Engility Holdings, Inc. Mr. Rehberger previously served as Senior Vice President and Chief Financial Officer of TASC, Inc. from June 2010 to 2015.

“I’m pleased to welcome Wayne to the QTS Board and am confident his deep financial and operational expertise will be a tremendous asset to QTS,” said Chad Williams, Chairman and CEO — QTS. “We anticipate Wayne’s experience leading the financial organization for multiple leading communications infrastructure and technology companies will provide valuable insight and perspective in support of QTS’ approach to capital allocation and overall financial management.”

About Wayne Rehberger

Wayne Rehberger has over 35 years of diversified financial, operational and sales management experience.  Mr. Rehberger served as Senior Vice President and Chief Financial Officer at Engility Holdings, Inc., following Engility Holdings, Inc.’s acquisition of TASC, Inc. in February 2015. Mr. Rehberger had previously served as Senior Vice President and Chief Financial Officer of TASC, Inc. from June 2010. Prior to joining TASC, Inc. in June 2010, Mr. Rehberger was the Chief Operating Officer of XO Communications, a facilities-based telecommunications services provider. Before assuming the role of Chief Operating Officer in May 2004, Mr. Rehberger had served as XO Communications’ Chief Financial Officer from November 2000. Mr. Rehberger began his corporate career with the KPMG consulting business in Washington, D.C., where he worked primarily with U.S. government agencies and aerospace companies. Mr. Rehberger also served for 10 years in the United States Army and Army Reserve, achieving the rank of major. He earned a Bachelor of Science degree in Business Administration at Bucknell University and a Master of Business Administration at the University of South Carolina.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 6 million square feet of owned mega scale data center space throughout North America. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer service to leading hyperscale technology companies, enterprises, and government entities. QTS owns, operates or manages 25 data centers and supports more than 1,100 customers primarily in North America.

QTS Investor Relations Contact

Stephen Douglas
Vice President Finance
ir@qtsdatacenters.com

Media Contact:

Carter B. Cromley

(703) 861-8245

carter.cromley@qtsdatacenters.com